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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 Or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 4, 2007
Medwave, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-28010	41-1493458

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4382 Round Lake Road West, Arden Hills, Minnesota	55112

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (651) 639-1227

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) On December 4, 2007, Frank A. Katarow resigned as the Company’s President, Interim Chief Executive Officer, principal financial and accounting officer and Director. Also on that date, Solomon Aronson and James C. Hawley resigned as Directors, and Donna R. Lunak’s position as the Company’s Vice President and General Manager of the Manufacturing and Development Center of Excellence was terminated. None of these actions involved a disagreement with the Company on any matter relating to the Company’s operations, policies or practices or any financial or accounting matter. Mr. William D. Corneliuson remains as the Chairman and Company’s sole Director, and is serving as the Company’s interim principal executive officer.

Item 8.01	Other Events.
     On December 17, 2007, Medwave, Inc. announced that the Company’s special meeting of stockholders held on December 4, 2007, was adjourned and the vote postponed until December 27, 2007, at 4:30 p.m. Central time, at the offices of its attorneys, Winthrop & Weinstine, P.A., at 225 South Sixth Street, Suite 3500, Minneapolis, Minnesota 55402.
     The Company’s special meeting was adjourned because an insufficient number of stockholders was present or represented by proxy in order to establish a quorum. The holders of a majority of the issued and outstanding Medwave common stock entitled to vote, present in person or represented by proxy, constitutes a quorum for transaction of business at the special meeting. As described more fully in the Company’s Proxy Statement, the proposal would approve the Plan of Liquidation and Dissolution of Medwave. Valid proxies submitted by Medwave stockholders prior to the December 4, 2007 meeting will continue to be valid for purposes of the December 27, 2007 reconvened meeting.
     In order to assist the Company with stockholder communications and proxy solicitation for this important stockholder meeting, Medwave retained The Altman Group to act as solicitor. Medwave stockholders as of October 31, 2007 who have not voted and wish to do so should contact The Altman Group at 1-800-314-9816.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Medwave, Inc.

Date: December 17, 2007

By	/s/Alfred J. Jehle, Jr.
Alfred J. Jehle, Jr.
Trustee

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